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[NOVACEPT LOGO]

HEALTH CARE FOR WOMEN

                                                                   EXHIBIT 10.17

                                              August 20, 1996

Russel M. Sampson
271 Diablo Avenue
Mountain View, Ca 94043

Dear Russel:

         We are pleased that you share our excitement for the prospect of Novacept and we would like to offer you the position of Sr. Project Leader in our R&D organization. You would report to directly to the V.P. of R&D Csaba Truckai and be expected to provide the leadership in directing the development of the Endometrial Ablation Device.

         Your annual salary for this position would be 90,000 per year. You will be given an opportunity to purchase one percent (1%) of the outstanding equity of the company based on the shares outstanding after closing the present financing. These shares would be common stock valued at $.10 per share and 1/8th of the stock will west immediately following completion of your first six months of employment by Novacept. Thereafter, the remaining shares will continue to vest over the following 42 months at the rate of 1/42nd per month for each additional month you are employed by Novacept.

         Performance reviews will be given annually with the first one due within one year from your official start date. Two weeks of paid vacation will be provided annually during the first two years of employment, increasing to three weeks during the third year, and four weeks during the fifth year of your employment. You will also be allowed up to two weeks of paid sick leave per year.

         Russel, I believe this is an ideal opportunity for you to move to the next step in your career. You will be in the position to influence the company culture, and can greatly contribute to the success of Novacept. I think you will find this Novacept an exciting and worthwhile venture.

Sincerely,   /s/ Csaba Truckai          Accepted: /s/ Russel Sampson
             --------------------                ------------------------
             Csaba Truckai               Date: 08.22.96
              V.P. of R&D

1047 ELWELL COURT
PALO ALTO, CALIFORNIA 94303
TEL: 415.428.0300
FAX: 415.328.3620